Exhibit 1.03

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications, Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software’s Saratoga CRM Receives “Mobilizer Award”
for Successful Financial Services Deployment

Company Awarded Mobile Enterprise Magazine’s Most Prestigious Accolade

HONG KONG, ATLANTA – Dec. 10, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Mobile Enterprise Magazine has named CDC Software’s Saratoga Customer Relationship Management (CRM) solution as a recipient of the 2007 “Mobilizer Award” for CRM. The Mobile Enterprise Magazine “Mobilizer Awards” honor the most effective mobile technology deployments of the year.

CDC Software’s expertise and strength in the financial services market makes it possible for top financial services firms like ING Investment Management to rely on the company’s specialized enterprise software. ING Investment Management, one of the top 20 asset managers worldwide, chose Sarataga CRM because it needed a mobile CRM solution that would provide real-time access to customer and market data. Currently, the company’s sales representatives in three business groups are using Saratoga CRM on Blackberry devices. These groups include the institutional sales group, the managed accounts group and the business development team. These groups no longer need to carry laptop computers because Saratoga CRM allows them the flexibility to access company data right from their handheld devices.

“At CDC Software our goal is to deliver exceptional products to our customers,” said Bruce McIntyre, senior vice president, Operations for CDC Software and general manager of Saratoga CRM product line. “There is no bigger win for us than to see our financial services customers successfully deploying and utilizing our products to strengthen and bolster their enterprise. We are committed to helping our customers achieve their business goals and this award proves that CDC Software is living up to its goals to deliver a superior customer experience.”

Saratoga CRM is a full-featured enterprise solution that can be deployed quickly and requires a fraction of the support staff needed by similar enterprise software solutions. Saratoga CRM’s Schema-Independent Architecture is based on web services and lets companies access, integrate and deliver real-time enterprise information without customer programming. Saratoga CRM also provides Blackberry and smart phone users with real-time access to CRM data through Apresta, its enterprise solution to deliver back-end enterprise data to wireless devices.

The Mobile Enterprise “Mobilizer Awards” honor the best deployments of mobile technology across more than a dozen vertical markets. The publication bases its award decisions on ease of deployment, innovation and business improvement. The winners were announced at the Mobile Enterprise Magazine Conference, Nov. 7-9, 2007 at the Portofino Bay Hotel at Universal Orlando in Orlando, Fla. The 2007 Mobile Enterprise “Mobilizer Awards,” can be found in the November issue of Mobile Enterprise Magazine.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Saratoga CRM
Saratoga CRM is one of the world’s leading CRM solutions that enables large, global enterprises to effectively manage interactions with their customers at every stage, from marketing and initial contact through the complex sales, service and support relationships that develop between successful companies and their happy customers.

Saratoga CRM provides advanced solutions that enable companies to maximize employee productivity, increase operational efficiency, create new revenue opportunities, improve customer satisfaction, and build a strong, sustainable competitive advantage. Saratoga CRM currently has 120,000 users worldwide and more than 350 corporate customers including BASF, Hanson PLC, ING Investment Management, Kodak, MetLife, T. Rowe Price, UBS, Virgin Atlantic Airways, and WellPoint. For more information, see Saratoga CRM at www.saratogasystems.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Saratoga CRM to address the needs of clients such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the property management markets; the continued ability of Saratoga CRM solution to address industry-specific requirements of companies in the financial services industry; demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the property management industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

###